August 21, 2025

Jeffrey Likosar
President and Chief Financial Officer
ADT Inc.
1501 Yamato Road
Boca Raton, FL 33431

        Re: ADT Inc.
            Form 10-K for Fiscal Year Ended December 31, 2024
            File No. 001-38352
Dear Jeffrey Likosar:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services